Contact: FOR IMMEDIATE RELEASE

Carol Wallace

Pitney Bowes Inc.

203 351 6974

Carol.wallace@pb.com

Pitney Bowes Announces Final Results

of Cash Tender Offers for Notes

STAMFORD, Conn.– (BUSINESS WIRE) – March 26, 2013 – Pitney Bowes Inc. (NYSE:PBI) (the “Company,” “us” or “Pitney Bowes”) today announced the final results for its previously announced cash tender offers (the “Offers”) for its 4.875% Medium-Term Notes due 2014 (the “2014 Notes”), 5.000% Notes due 2015 (the “2015 Notes”) and 4.750% Medium-Term Notes due 2016 (the “2016 Notes” and, together with the 2014 Notes and the 2015 Notes, the “Notes”).

The Company had previously accepted for purchase $148,446,000 principal amount of the 2014 Notes, $124,496,000 principal amount of the 2015 Notes and $128,814,000 principal amount of the 2016 Notes, which had been validly tendered and not validly withdrawn in the Offers as of 5:00 p.m. (New York City time) on March 11, 2013 (the “Early Tender Time”). Payment for all Notes accepted for purchase thereby was made on March 12, 2013 (the “Early Settlement Date”).

As of the expiration of the Offers at 11:59 p.m. (New York City time) on March 25, 2013 (the “Expiration Time”), $150,430,000 principal amount of the 2014 Notes, of which $1,984,000 were tendered after the Early Tender Time (the “Later Tender 2014 Notes”), $125,121,000 principal amount of the 2015 Notes, of which $625,000 were tendered after the Early Tender Time (the “Later Tender 2015 Notes”), and $129,086,000 principal amount of the 2016 Notes, of which $272,000 were tendered after the Early Tender Time (the “Later Tender 2016 Notes” and, together with the Later Tender 2014 Notes and the Later Tender 2015 Notes, the “Later Tender Notes”), were validly tendered and not validly withdrawn in the Offers.

The Offers were made pursuant to an Offer to Purchase, dated February 26, 2013 (the “Offer to Purchase”) and related Letter of Transmittal, dated February 26, 2013 (the “Letter of Transmittal”), which set forth a description of the terms and conditions of the Offers.

Subject to the terms and conditions of the Offers, the Company will accept for purchase all of the Later Tender Notes validly tendered and not validly withdrawn pursuant to the Offers at or prior to the Expiration Time. Payment for the Later Tender Notes accepted for purchase is expected to be made on March 26, 2013 (the “Final Settlement Date”).

Holders of the Later Tender Notes that were validly tendered and not validly withdrawn pursuant to the Offers at or prior to the Expiration Time will receive the “Tender Offer Consideration” (listed in the table below). In addition, holders of such Later Tender Notes will receive accrued and unpaid interest on their Later Tender Notes up to, but excluding, the Final Settlement Date.

Title of Security/ CUSIP No.	Outstanding Principal Amount	Maximum Series Tender Cap	Aggregate Principal Amount Tendered	Principal Amount of Later Tender Notes	Principal Amount of Later Tender Notes Accepted for Purchase	Tender Offer Consideration(1)
4.875% Medium-Term Notes due 2014 (CUSIP No. 72447WAU3)	$450,000,000	$200,000,000	$150,430,000	$1,984,000	$1,984,000	$1,029.80
5.000% Notes due 2015 (CUSIP No. 724479AG5)	$400,000,000	$140,000,000	$125,121,000	$625,000	$625,000	$1,038.95
4.750% Medium-Term Notes due 2016 (CUSIP No. 72447XAA5)	$500,000,000	$130,000,000	$129,086,000	$272,000	$272,000	$1,034.09

(1) Per $1,000 principal amount

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale was made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Offers were made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Goldman, Sachs, & Co. (“Goldman Sachs”) and J.P. Morgan Securities LLC (“J.P. Morgan”) served as Joint Dealer Managers for the Offers. Questions regarding the Offers may be directed to Goldman Sachs at 800-828-3182 (toll free) or 212-357-6436 (collect), or to J.P. Morgan at 866-834-4666 (toll free) or 212-834-2494 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which acted as Tender and Information Agent for the Offers, at the following telephone numbers: banks and brokers, 212-430-3774; all others toll free at 866-470-4200.

About Pitney Bowes

Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. The Company’s solutions for financial services, healthcare, legal, nonprofit, public sector and retail organizations are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications.  Pitney Bowes is the only firm that includes direct mail, transactional mail, call centers and in-store technologies in its solution mix along with digital channels such as the Web, email, live chat and mobile applications.  Pitney Bowes has approximately USD $5 billion in annual revenue and 27,000 employees worldwide.  Pitney Bowes: Every connection is a new opportunity™. www.pb.com

Forward-Looking Statements

This press release contains “forward-looking statements” about our expected or potential future business and financial performance. For us, forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company’s 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

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